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                                                                    Exhibit 99.5


[Letterhead of Southern Farm Bureau Life Insurance Company]


                                 August 10, 2001


Southern Farm Bureau Life Insurance Company
1401 Livingston Lane
Jackson, Mississippi 39213

Gentlemen:

This opinion is furnished in connection with the registration by Southern Farm Bureau Life Insurance Company of an adjustable premium variable life insurance policy ("Policy") under the Securities Act of 1933, as amended. The prospectus included in the initial Registration Statement on Form S-6 describes the Policy. I have provided actuarial advice concerning the preparation of the policy form described in the Registration Statement, and I am familiar with the Registration Statement and the exhibits thereto.

It is my professional opinion that:

         1. The illustrations of death benefits and accumulated values included in Appendix A of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, more favorable for policyowners at the ages illustrated than for policyowners at other ages.

         2. The fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to my name under the caption "Experts" in the Prospectus included in the Registration Statement.

                                 Sincerely,


                                     /s/ Kenneth P. Johnston
                                 -------------------------------------------
                                 Kenneth P. Johnston, FSA, MAAA
                                 Vice President, Product Development
                                 Southern Farm Bureau Life Insurance Company